Exhibit 10.6

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 1st day of February 2005, between People’s Choice Home Loan, Inc., a Wyoming corporation (the “Company”), and David Zimmer (the “Executive”).

The Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below (the “Agreement”). Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive by the Company as provided in Section 1 will commence as of the date set forth above and end on January 31, 2008, unless further extended or sooner terminated as hereinafter provided. Commencing on February 1, 2006, and on each February 1 thereafter (each, an “Anniversary Date”), the term of the Executive’s employment shall automatically be extended for one (1) additional year, unless the Company or the Executive provides 90 days’ written notice to the other prior to any such Anniversary Date that it or he does not wish the Term of this Agreement to continue to be automatically extended as described above. In the event either party gives such notice, no additional automatic extensions shall take effect. For purposes of this Agreement, “Term” shall mean the actual duration of Executive’s employment hereunder, taking into account any extensions or notices not to extend pursuant to this Section 2 or termination of employment pursuant to Section 7.

3. Position and Duties. The Executive shall serve as Executive Vice President, Asset Management, and shall have such responsibilities, duties and authority as he may have as of the date hereof and as may from time to time be assigned to the Executive by the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) that are consistent with such responsibilities, duties and authority. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder or violate Section 9 or 10 of this Agreement.

4. Service on Committees. During the Term, the Executive agrees to serve on committees specified by the CEO.

5. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based in Princeton, New Jersey, except for required travel on the Company’s business to the Company’s principal executive office.

6. Compensation and Related Matters.

(a) Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The initial Base Salary shall be $275,000. During the Term, the Company’s board of directors (the “Board”) or the Compensation Committee of the board of the parent company, People’s Choice Financial Corporation (the “Compensation Committee”), shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following February 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 6(a).

(b) Annual Cash Incentive Awards. The Executive shall be eligible to participate in the Company’s annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year during the Term of this Agreement (“Bonus Plan”), subject to the terms and conditions of the Bonus Plan, which shall establish performance criteria that are precisely defined, reasonable and the performance of which are reasonably within the Executive’s control. Provided the Executive does not terminate his employment hereunder for other than Good Reason, Executive is guaranteed a bonus of 200% of Base Salary for the first year of employment under this Agreement. In subsequent years, if the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual cash incentive bonus (the “Incentive Bonus”) in an amount determined by the Compensation Committee, subject to a maximum Incentive Bonus of two hundred percent (200%) of Executive’s Base Salary for such fiscal year and subject to ratification by the Board, if required. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. Beginning January 1, 2005, the Bonus Plan shall contain both individual and group goals established by the Compensation Committee. The annual Incentive Bonus shall be paid to the Executive no later than thirty (30) days after the date the Compensation Committee determines whether the criteria in the Bonus Plan for such fiscal year were satisfied, but in no event later than April 15 of the following fiscal year. For purposes of this Agreement, the term “Incentive Bonus” shall mean the amount established pursuant to this Section 6(b).

(c) Stock Based Awards. The Company has established the 2004 Equity Incentive Plan (“Equity Incentive Plan”). Subject to the terms and conditions of the Equity Incentive Plan, the Executive shall be eligible to participate in the Equity Incentive Plan, and shall be eligible to receive annual stock option and/or restricted stock awards under the Equity Incentive Plan. The Compensation Committee shall make and approve any such awards to the Executive pursuant to the Equity Incentive Plan. Executive’s initial award, to be made as of February 1, 2005, shall be a non-qualified stock option grant of 75,000 shares (“Initial Grant”) of People’s Choice Financial Corporation (“PCFC”) common stock, with an exercise price of $10 per share. In each subsequent year, the Company’s CEO shall recommend to the Compensation Committee a grant of stock options to the Executive commensurate with his performance.

(i) 2004 Equity Incentive Plan Option Grants. Option awards under the Equity Incentive Plan subsequent to the Initial Grant described above will have an exercise price per share equal to the closing price of PCFC’s common stock on the trading day immediately preceding the date of grant, will have a term of ten (10) years and will vest and become exercisable with respect to 1/3 of the underlying shares of PCFC common stock on the first, second and third anniversaries, respectively, of the date of grant; provided, however, that the Executive will be 100% vested in all outstanding option awards, including the unvested portion of such awards, upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), or (iii) a termination by the Executive for Good Reason (as defined herein), and that the Executive will forfeit all unvested options if he is terminated for Cause, Disability (as defined below) or death, or if he terminates his employment hereunder for other than Good Reason.

(ii) 2004 Equity Incentive Plan Restricted Stock Awards. The Equity Incentive Plan provides for the issuance of shares of PCFC common stock as restricted common stock (“Restricted Stock Grants”) to the extent that such shares of common stock are available thereunder. Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will terminate with respect to 1/3 of the awarded shares on the first, second and third anniversaries of the date of the issuance; provided, further, that the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), or (iii) a termination by the Executive for Good Reason (as defined herein), and that the Executive will forfeit all shares with respect to which the forfeiture restrictions have not terminated if he is terminated for Cause, Disability (as defined below) or death, or if he terminates his employment hereunder for other than Good Reason. The common stock issued as Restricted Stock Grants will have voting and dividend rights.

For purposes of this Agreement:

“Acquiring Person” means that a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than thirty-three and one-third percent (33 1/3%) of PCFC’s then outstanding securities entitled to vote generally in the election of the Board of PCFC.

“Continuing Director” means any member of the Board of PCFC, while a member of the Board and (i) who was a member of the Board on the closing date of PCFC’s initial public offering of the Common Stock or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

“Change in Control” means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of PCFC entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by PCFC, the closing of such an agreement) that involves the transfer of all or substantially all of PCFC’s total assets on a consolidated basis, as reported in PCFC’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) holders of the securities of PCFC entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by PCFC, the closing of such a transaction) pursuant to which PCFC will undergo a merger, consolidation, or statutory share exchange with a Person, regardless of whether PCFC is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of PCFC carrying the right to vote in elections of persons to the Board of PCFC outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of PCFC’s voting securities carrying the right to vote in elections of persons to PCFC’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute a majority of the Board; (v) holders of the securities of PCFC entitled to vote thereon approve a plan of complete liquidation of PCFC or an agreement for the sale or liquidation by PCFC of all or substantially all of PCFC’s assets (or, if such approval is not required by applicable law and is not solicited by PCFC, the commencement of actions constituting such a plan or the closing of such an agreement); or (vi) the Board of PCFC adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of PCFC has effectively occurred. The Board of PCFC shall be entitled to exercise its sole and absolute discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (v) above.

“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

“Related Entity” means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Code.

(d) Benefits.

(i) Vacation. The Executive shall be entitled to three (3) weeks of paid vacation per full calendar year. The Executive shall not be entitled to cash in lieu of any unused vacation time. The Executive shall be entitled to carry over any unused vacation time from year to year pursuant to the Company’s then current vacation policy.

(ii) Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.

(iii) Employee Benefits.

(A) Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be entitled to participate in all benefit plans from time to time in effect for senior executives of the Company generally and will be eligible for and entitled to participate in all other Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(B) Disability Insurance. The Company will maintain, at its cost, a renewable long-term Disability plan that, subject to the terms of such plan and any applicable plans, policies or programs, provides for payment of not less than 60% of the Executive’s Base Salary for so long as any long-term Disability of the Executive continues.

(iv) Directors and Officers Insurance. During the Term and for a period of thirty-six (36) months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

(v) Expenses, Office and Secretarial Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s position and adequate for the performance of the Executive’s duties.

(vi) Reimbursement of Certain Professional Fees. The Company shall reimburse, at the request of the Executive, fees for professional organizations reasonably related to the mortgage banking and REIT industries.

7. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

(c) For Cause. The Company may terminate the Executive’s employment hereunder immediately for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder if Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony, whether or not involving the Company, which constitutes a crime of moral turpitude or which is punishable by imprisonment or which is likely to cause material harm to the Company’s (or any affiliate of the Company) business, customer or supplier relations, financial condition or prospects, (iii) has willfully failed to perform (other than by reason of illness or temporary disability ) his material duties hereunder on an exclusive and full-time basis, or willfully violated any reasonable directive or decision of the CEO, the CFO or the Board (iv) has knowingly violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, (v) has breached any non-competition, non-disclosure or non-solicitation agreement between Executive and the Company, (vi) fails to follow any material policy or procedure of the Company, (vii) fails to achieve the reasonable performance criteria mutually agreed pursuant to Section 6(b) among the CEO, the CFO and the Executive, or (viii) breaches any material provision of this Agreement. Cause will not exist under clauses (iii) – (viii) above unless and until the Company has provided written notice of the specific facts supporting its contention that the Executive is in non-compliance, and the Executive has not cured such non-compliance within 30 days of receiving such written notice.

(d) Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.

(e) Termination by the Executive.

(i) The Executive may terminate his employment hereunder (A) for Good Reason, or (B) at any time after the date hereof by giving sixty (60) days prior notice of his intention to terminate.

(ii) For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company to comply with any material provision of this Agreement (other than the Company’s payment obligations referred to in clause (E) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive of any material duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Executive to any place of business more than 25 miles from Princeton, New Jersey or (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under the Bonus Plan or hereunder which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year.

(f) Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 7) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the Company following the expiration of 180 days of the Executive’s disability, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date sixty (60) days following the date on which a Notice of Termination is given.

8. Compensation Upon Termination, Death or During Disability.

(a) Disability. Should Executive become disabled from performing his duties hereunder as defined above, Executive acknowledges that his employment may be terminated anytime thereafter if such disability continues; provided that during the period of the disability prior to such termination of employment, Executive shall continue to receive all compensation and benefits as if he were actively employed less any sums received directly by the Executive, if any, under any policy or policies of disability income insurance purchased by the Company. In the event of such termination, Executive shall be entitled to receive any unpaid Base Salary to the Date of Termination, the earned but unpaid Incentive Bonus for any completed fiscal year and any amounts due to Executive pursuant to Section 6(d) through the Date of Termination. Executive’s rights to receive any additional salary or payments under this Agreement shall terminate but Executive shall have the right to continue to receive any and all payments made by an insurance company under any and all policies of disability insurance purchased by the Company. Executive’s rights under any Company benefit plan will be those rights accorded to any terminated employee under the plan provisions and applicable law. Executive will remain entitled to receive any benefits under state disability or worker’s compensation laws. In addition, all vested PCFC stock options, Restricted Stock Grants and any other equity awards granted by PCFC to the Executive shall become fully exercisable as of the Date of Termination, pursuant to the terms of the Equity Incentive Plan.

(b) Death. If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary (ies) any amounts due to the Executive under Section 6(d) through the date of and as a result of his death, an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to either the Executive’s target Incentive Bonus for the year in which the termination took place (if termination occurs during the first year of this Agreement), or an amount equal to the average Incentive Bonus earned by Executive during the term of this Agreement (if termination occurs after the first year of this Agreement) together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all vested PCFC stock options, Restricted Stock Grants and any other equity awards granted by PCFC to the Executive shall become fully exercisable as of the Date of Termination, pursuant to the terms of the Equity Incentive Plan.

(c) Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.

(d) Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company shall terminate the Executive’s employment other than for death, Disability, or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i) the Company shall pay to the Executive within two business days following the date of termination any unpaid Base Salary to the Date of Termination, the earned but unpaid Incentive Bonus for any completed fiscal year, an Incentive Bonus for the then current fiscal year in an amount equal to either 200% of Base Salary (if termination occurs during the first year of this Agreement), or an amount equal to the average Incentive Bonus earned by Executive during the term of this Agreement if termination occurs after the first year of this Agreement. and any amounts due to Executive pursuant to Section 6 (d) through the Date of Termination;

(ii) the Company shall pay to the Executive as severance pay (a) an aggregate amount equal to the Executive’s annualized rate of Base Salary in effect as of the date of termination, such aggregate amount to be paid in a series of substantially equal installments (not less frequently than monthly) over a period of one (1) year following the Date of Termination.

(iii) in the case of a termination of the Executive’s employment by the Company without Cause or for Disability, or by the Executive for Good Reason, the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of thirty-six (36) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred; and

(iv) the obligations of the Company to make any payments to Executive required under Section 8(d) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company, provided that said release will not waive claims relating to rights regarding stock or options held by Executive or claims for breach of this Agreement.

9. Nondisclosure. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 9 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.

10. Non-Competition and Non-Solicitation. During the Executive’s employment with the Company and for a period of twelve (12) months following the later of (a) Executive’s Date of Termination or (b) the date on which payments from the Company to Executive pursuant to

Section 8 (d)(i) and (ii) hereof cease, the Executive shall not, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), work in the business of origination of sub-prime mortgage lending, within any state where the Company is doing business or has plans for commencing business as of the Date of Termination. The Executive’s passive ownership of less than five percent (5%) of the securities of a public company shall not be treated as an action in competition with the Company.

(a) Executive hereby acknowledges and agrees that his employment with the Company places him in a position of trust and confidence with respect to the business operations, customers, prospects and personnel of the Company. He agrees that, due to his position and knowledge, his engaging in any business that competes in the principal line of business as the Company will cause the Company significant and irreparable harm.

(b) In consideration of the compensation and benefits extended to him under this Agreement, Executive agrees that, during the term of Executive’s employment by the Company and for twelve (12) months following the later of (i) Executive’s Date of Termination or (ii) the date on which payments from the Company to Executive pursuant to Section 8 (d)(i) and (ii)_ hereof cease, the Executive shall not, for any reason whatsoever, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other Person with whom the Executive works or is affiliated:

(i) solicit and/or hire any Person who is on the Date of Termination, or has been within six (6) months prior to the Date of Termination, an employee of the Company or its affiliates;

(ii) solicit, induce or attempt to induce any Person who is, at the Date of Termination, or has been within six (6) months prior to the Date of Termination, an actual customer, client, business partner, or a prospective customer, client, business partner (i.e., a customer, client or business partner who is party to a written proposal or letter of intent with the Company, in each case written less than six (6) months prior to the Date of Termination) of the Company, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates, (B) enticing or attempting to entice such Person to do business with Executive or any affiliate of Executive, or (C) in any way interfering with the relationship between such Person and the Company or its affiliates; or

(iii) solicit, induce or attempt to induce any Person who is or that is, at the time of the Date of Termination, or has been within six (6) months prior to the Date of Termination, a supplier, licensee or consultant of, or provider of goods or services to the Company or its affiliates, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or its affiliates or (B) in any way interfering with the relationship between such Person and the Company or its affiliates.

(c) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants in this Section 10, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law, in equity or under this Agreement, shall be enforced by the Company in the event of the breach or threatened breach by Executive, by injunctions and/or restraining orders.

(d) It is agreed by the parties that the covenants contained in this Section 10 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Agreement and the current plans of the Company; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its affiliates throughout the term of these covenants. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.

(e) The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(f) All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in this Section 10 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 10.

(g) Notwithstanding any of the foregoing, none of the preceding provisions of this Section 10 shall apply if Executive is terminated by the Company without Cause or Executive terminates his employment hereunder for Good Reason. Furthermore, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Section 10 hereof, the period of time for which Executive shall be prohibited pursuant to Section 10 hereof shall be the maximum time permitted by law.

11. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

12. Additional Payments by the Company.

(a) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any option, share appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) All determinations required to be made under this Section 12, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by the Company’s then current outside auditors; provided that if that firm is unwilling or unable to provide such services, another accounting firm may be selected by the Company (such accounting firm the “Accounting Firm”). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Executive within 30 calendar days after the date of the change in control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive’s income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 12(f) hereof and Executive thereafter is required to make a payment of any Excise Tax, Executive shall so notify the Company, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Executive within five business days after receipt of such determination and calculations.

(c) The Company and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 12(b) hereof.

(d) The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Executive will within five business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 12(b) and 12(d) hereof will be borne by the Company. If such fees and expenses are initially advanced by Executive, the Company will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

(f) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Company’s complying with the requirements of Section 12(f)) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 12(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 12. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 12, Executive shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 12.

13. Continued Performance. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the

Executive under the terms and conditions of Sections 9 and 10. Any obligation of the Company to make payments to or on behalf of the Executive under Section 8 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 9 and 10 for the time periods stated in Sections 9 and 10. The Executive recognizes that, except to the extent, if any, provided in Section 8, the Executive will earn no compensation from the Company after the Date of Termination.

14. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

David Zimmer

__________________________________

FAX: _____________________________

If to the Company:

PEOPLE’S CHOICE HOME LOAN, INC.

7515 Irvine Center Drive

Irvine, California 92618

Attention: Chief Executive Officer

FAX: (949) 341-2220

With a copy to:

PEOPLE’S CHOICE FINANCIAL CORPORATION

7515 Irvine Center Drive

Irvine, California 92618

Attention: General Counsel

FAX: (949) 341-2248

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(a) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be in an original but all of which together will constitute one and the same instrument.

(c) Disputes.

(i) Arbitrable Claims. All disputes between Executive (and Executive’s heirs, beneficiaries, executors, administrators and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by final and binding arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section 15. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that the Company may, at its option, seek interim injunctive relief and other provisional remedies in court as set forth in Section 15 (vi) of this Agreement. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

(ii) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and all the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in Orange County, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 15.

(iii) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved party. No other aspect of any ruling by the arbitrator shall be appealable, and, except for being limited to relief that would be available in a court proceeding, all other aspects of the arbitrator’s ruling shall be final and non-appealable. The expenses of arbitration shall be borne by the Company. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(iv) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal to the extent permitted by the laws and rules in effect. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(v) Continuing Obligations. The rights and obligations of Executive and the Company set forth in this Section 15 shall survive the termination of Executive’s employment and the expiration of this Agreement.

(vi) Exceptions for Injunctive Relief. Notwithstanding the foregoing, in order to provide for interim relief pending the finalization of arbitration proceedings hereunder, nothing in this Section 15 shall prohibit the Company from pursuing a claim for interim injunctive relief, for other applicable provisional remedies, and for related attorneys’ fees in a court of competent jurisdiction from Executive’s breach of Executive’s obligations set forth in this Agreement including, without limitation, Sections 3, 9, 10 and 15 of this Agreement.

(d) Executive’s Legal Expenses. In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by him.

(e) Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by the laws of the State of Wyoming (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or director of the Company or a subsidiary or affiliate thereof, regardless of whether such action or proceeding is one brought by or in the right of the Company or a subsidiary or affiliate thereof to procure a judgment in its favor (or other than by or in the right of the Company or a subsidiary or affiliate thereof); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.

(f) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein. Further, it is agreed that if Executive does not commence employment pursuant to Section 2 of this Agreement, this Agreement shall be void and of no force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PEOPLE’S CHOICE HOME LOAN, INC.

By:	/s/ NEIL B. KORNSWIET
Name:	Neil B. Kornswiet
Title:	CEO

DAVID ZIMMER

/s/ DAVID ZIMMER
Name:	David Zimmer

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the 1st day of May, 2006, by and between People’s Choice Financial Corporation, a Maryland corporation (the “Company”) and David Zimmer (the “Executive”).

The Executive and the Company entered into an Employment Agreement on February 1, 2005 (the “Agreement”) pursuant to which the Company agreed, among other things, to automatically extend the Term of the Executive unless either party took certain specified action, as set forth in Section 2 of the Agreement. The Board of Directors of the Company (the “Board”) and the Executive now agree that it is in the best interest of the Company and its stockholders for the Term to be limited to its initial three (3) year duration, without automatic extension thereof. In consideration of the Executive’s continued employment with the Company, the Executive and the Company desire to enter into this Amendment to remove the automatic extension provision of Section 2 of the Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

In order to effect the foregoing, the Company and the Executive wish to enter into this Amendment on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendment to Section 2. Section 2 of the Agreement is hereby amended by deleting Section 2 in its entirety and replacing it with the following:

The employment of the Executive by the Company as provided in Section 1 will commence will commence as of the date set forth above and end on January 31, 2008, unless sooner terminated as hereinafter provided. For purposes of this Agreement, “Term” shall mean the actual duration of Executive’s employment hereunder, taking into account any termination of employment pursuant to Section 7.

2. Successors; Binding Agreement. This Amendment shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Amendment may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Amendment to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

3. Miscellaneous. No provisions of this Amendment may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in the Agreement or this Amendment. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(a) Validity. The invalidity or unenforceability of any provision or provisions of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

(b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

(c) Entire Agreement. The Agreement and this Amendment set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein.

(d) Continuing Effectiveness. Except as herein amended, the Agreement shall remain in full force and effect without change or modification and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

PEOPLE’S CHOICE FINANCIAL CORPORATION

By:	/s/ Irwin Gubman, General Counsel

EXECUTIVE

/s/ David Zimmer